Exhibit 23.2

PricewaterhouseCoopers
Accountants N.V.
Fascinatio Boulevard 350
3065 WB Rotterdam
P.O. Box 8800
3009 AV Rotterdam
The Netherlands
Telephone +31 (10) 407 55 00
Facsimile +31 (10) 456 43 33
www.pwc.com/nl

Consent of independent registered public accounting firm

We consent to the use of our report dated February 6, 2006 with respect to the consolidated balance sheets of Fintur Holdings B.V. as at December 31, 2005 and 2004 and the related statements of income and comprehensive income, of changes in shareholders’ equity and of cash flows for each of the years in the three year-period ended December 31, 2005, incorporated herein by reference from Turkcell Iletisim Hizmetleri A.S.’s Annual Report on Form 20-F filed on April 13, 2006, and Amended Annual Report on Form 20-F/A filed on November 8, 2006, and to the reference to our firm under the heading “Experts’’ in the Form F-3 Registration Statement dated November 8, 2006.

Rotterdam, November 8, 2006

PricewaterhouseCoopers Accountants N.V.

/s/ R.A.J. Swaak

drs. R.A.J. Swaak RA
Partner

PricewaterhouseCoopers is the trade name of among others the following companies: PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Beiastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287) and PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289). The services rendered by these companies are governed by General Terms & Conditions, which include provisions regarding our liability. These General Terms & Conditions are filed with the Amsterdam Chamber of Commerce and can also be viewed at www.pwc.com/nl.